                                                                    EXHIBIT 99.1

FLORIDA BANKS, INC.                                                      PAGE 1


                              N E W S    R E L E A S E

FOR IMMEDIATE RELEASE                  CONTACT:    Charles E. Hughes, Jr.
                                                   President and CEO
                                                   Direct - 904/332-7777
                                                   E-mail chughes@flbk.com

                                                   T. Edwin Stinson, Jr.
                                                   Chief Financial Officer
                                                   Direct - 904/332-7772
                                                   E-mail estinson@flbk.com

                   FLORIDA BANKS, INC. COMPLETES $6.8 MILLION
                      PRIVATE PLACEMENT OF PREFERRED STOCK

JACKSONVILLE, Fla. (July 2, 2001) -- Florida Banks, Inc. (Nasdaq:FLBK) today announced that it has completed the private placement of $6.8 million of Series B Preferred Stock. The Company sold 100,401 shares at a price of $68.00 per share of Series B Preferred Stock with an annual dividend payment rate of 7.00%. Each share of Series B Preferred Stock is convertible into ten shares of Florida Banks' common stock at a price of $6.80 per share. The conversion price represents a 12% premium to the 30-day average of the Company's stock price and a 12% premium to Friday's closing stock price of $6.05 per share. The Series B Preferred Stock issued in this offering has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements.

         The Company plans to use the proceeds received in this offering to fund its continued expansion and growth in the dynamic markets of Florida. At March 31, 2001, Florida Banks had total assets of $397.9 million; total outstanding loans of $300.6 million; and total deposits of $314.9 million.

         Florida Banks, Inc. is a Jacksonville-based holding company for a statewide community banking system in Florida's largest and fastest-growing markets. Local banking affiliates of Florida Banks, Inc. offer a range of traditional banking products and services to small and medium-sized businesses and professionals. Florida Banks, Inc. also provides personal banking services for the owners and executives of those businesses. The Company operates offices in Tampa, Jacksonville, Alachua County (Gainesville), Broward County (Ft. Lauderdale), Pinellas County (St. Petersburg, Clearwater, Largo) and Marion County (Ocala).

         Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties included, but not limited to, general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.


5210 BELFORT ROAD, SUITE 310
JACKSONVILLE, FLORIDA 32256
P.O. BOX  551430, JACKSONVILLE, FLORIDA 32255-1430

FLORIDA BANK, N.A.,  MEMBER FDIC